Exhibit 99.1

Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823

From the desk of Steve Hollis, President

FOR RELEASE AT 6:00 AM, EST
Date:     November 8, 2006

Double Eagle Petroleum Reports 3rd Quarter Results

Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) today reported that revenues for the nine months ended September 30, 2006 were $13,133,000 compared to $14,162,000 for the nine months ended September 30, 2005. Net income for the nine month period was $1,444,000, or $.17 per share, compared to $2,575,000, or $.30 per share, in the first nine months of 2005. Net cash flow from operating activities for the first nine months of 2006 was $7,361,000, up 7%, from $6,879,000 in 2005.

Production volumes for the nine month period ended September 30, 2006 decreased 7% to 7,962 mcfe per day from 8,556 mcfe per day in the first nine months of 2005. Average prices received for the production were down 3% to $5.89 per mcfe in the first nine months of 2006 compared to $6.05 per mcfe in 2005. An “mcfe” is a thousand cubic feet equivalent with oil volumes converted to gas at 1 barrel of oil equal to 6,000 cubic feet of gas.

Net income for the first nine months of 2006 decreased 44%, or $1,131,000, due to the $1,029,000 reduction in revenues coupled with a $681,000 increase in general and administrative expenses, somewhat offset by a non-recurring $357,000 impairment of equipment in 2005 and lower production costs in 2006. The decline in revenues is largely due to normal production declines related to the Mesa properties in the Pinedale Anticline, and the operator at Mesa has informed us that it intends to continue new drilling projects for the remainder of 2006 to better maintain or increase production levels (four wells have begun production since September 30, 2006, and seven additional wells are in process of being drilled). The other component of lower revenues, lower gas prices, resulted primarily from the higher levels of storage existing in the past few months of 2006 that were not present in 2005 due to harsher weather, including the severe hurricane season in 2005. The impact of the recent negative swings in natural gas prices was partially countered by the fact that the Company has had, and still has, approximately 60% of its daily production sold forward at fixed prices. The increase in general and administrative expenses results primarily from the adoption of SFAS 123R and the expensing of stock option grants in the first quarter of 2006 ($342,000 through September 30, 2006), and consulting fees ($259,000) which include the non-recurring setup and implementation of Sarbanes-Oxley systems, coupled with other normal ongoing fluctuations in general and administrative costs. Cash flows from operating activities rose to 56% of total revenue compared to 49% of total revenue in the first nine months of 2005. However, that increase was primarily due to normal changes in current assets and current liabilities, as required by generally accepted accounting principles to be included in net cash provided by operating activities.

Revenues for the third quarter ended September 30, 2006 decreased 15% to $4,452,000 compared to $5,247,000 for the quarter ended September 30, 2005. Net income was $341,000, or $.04 per share, compared to $975,000, or $.11 per share, in the third quarter of 2005.

Production volumes for the quarter ended September 30, 2006, decreased 5% to 8,247 mcfe per day from 8,643 mcfe per day in the third quarter of 2005. The decrease in volumes results largely from the normal production declines at our Mesa properties discussed above partially offset by earlier workovers in the Cow Creek field which are resulting in benefits in production volumes in the third quarter 2006. Average prices received for the production were down 17% to $5.49 per mcfe in the third quarter of 2006 compared to $6.58 per mcfe in the third quarter of 2005.

Net income for the third quarter of 2006 decreased 65%, or $634,000, due largely to the $795,000 reduction in revenues partially offset by $254,000 in lower production costs in 2006. Our lower production costs result primarily from savings realized from earlier workovers in the Cow Creek field and the lower production taxes and DD&A resulting from lower revenues and production, respectively. The $100,000 increase in general and administrative expenses results primarily from the adoption of SFAS 123R, and the expensing of stock options, in the first quarter of 2006.

At Christmas Meadows, the Table Top Unit #1 well has been drilled to 6,000 feet as it heads for an expected total depth of 15,750 feet. The next anticipated casing point will be at 11,000 feet, just as we drill into the Green River Basin plate, where we expect to be on top of a large anticlinal structure.

At Cow Creek, we are reworking the seismic data with the additional well data from the CCU Deep #2 well. This wellbore appears to have gas zones above 5,500 feet that are structurally high to the other wells in the field, but our drilling crossed a reverse fault that left the zones below 5,500 feet structurally low to the rest of the field. If possible, we would like to be able to use this well to directionally drill to the high point in the field for the deep beds. The reworking of the seismic should assist us in attempting to spot the top of the deep anticline. We hope to have a rig back on this well within six months.

At South Fillmore, the last of the equipment that was needed to do a prolonged test will be hooked up by November 10, 2006 and the two week test on the PH State 16-1 well should begin. At the Atlantic Rim, Anadarko is drilling wells at the Doty Mountain (25 producers and 3 injectors) and Brown Cow Units (12 producers and 1 injector). Double Eagle has 20.55% and 2.857% working interest in these Units respectively.

At Pinedale, Questar is working on completing the thirteen wells in which we have an interest before winter grazing stipulations stop activity on November 15. Six of these thirteen wells have been put on line and are selling gas. Four additional wells were proposed for winter drilling and are awaiting approval.

On the Moxa Arch, Double Eagle has been involved in at least 22 development gas wells with working interests ranging from 0.27% to 16.27%. At Madden, we have received notice of our opportunity to acquire a 0.349204% working interest in the Fourth Revision Sour Gas Paleozoic Interval Participating Area “A” and Lost Cabin Gas Plant as of February 1, 2002. This interest constitutes approximately 1 million cubic feet per day to Double Eagle. Final acquisition costs and repayment for our gas that was produced and sold from February 2002, when the Participating Area became effective, until November 1, 2006 is being worked through with the new operator, Conoco Phillips.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on northeastern Utah, the Atlantic Rim in the Eastern Washakie Basin and the Pinedale Anticline in the Green River Basin of Wyoming.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.‘s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
Steve Hollis, President
(307) 237-9330